COOPERATION AGREEMENT

This Cooperation Agreement, dated as of June 18, 2012 (the “Effective Date”), is by and between

(1)	EPICEPT CORPORATION, a corporation organized under the laws of the State of Delaware, USA and having its principal offices at 777 Old Saw Mill Road, Tarrytown, New York 10591, USA (“Corp”),

(2)	EPICEPT GMBH, a corporation organized under the laws of Germany and having its principal place of business at Gothestrasse 4, 80336 Munich Germany (“GmbH” and together with Corp “EpiCept”);

(3)	MEDA AB, a company incorporated in Sweden, with a registered office at Pipers Väg 2A, Box 906 SE-170 09, Solna, Sweden “Meda”).

EpiCept and Meda are referred to in this Agreement, each as a “party” and, collectively, as the “parties”.

Background

A.	EpiCept and Meda entered into a Asset Purchase Agreement dated as of June 18 2012 (the “Asset Purchase Agreement”) pursuant to which Meda acquired the rights as, specified therein, to assets relating to Ceplene.

B.	In connection with the Asset Purchase Agreement, the parties will need to cooperate with each other to give effect to the provisions of the Asset Purchase Agreement, in particular through the provision by EpiCept of the transitional services as set out in this Agreement.

C.	EpiCept and Meda are willing to cooperate and provide each other with assistance, on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the following mutual promises and obligations, and for other good and valuable consideration the adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

1 DEFINITIONS

1.1	Definitions. As used in this Agreement, terms defined in the preamble of this Agreement shall have the meanings set forth therein and the following terms shall have the meanings set forth below:

“Affiliate” shall mean any company or entity controlled by, controlling, or under common control with a party hereto. For the purpose of this definition, a business entity shall be deemed to “control” another business entity, if it owns directly or indirectly, more than 50% of the outstanding voting securities, capital stock, or other comparable equity or ownership interest of such business entity, or exercises equivalent influence over such entity.

“Agreement” means this Agreement and the Schedules hereto.

“AML Remission Treatment” shall mean the treatment of adult patients with acute myeloid leukaemia in first remission concomitantly treated with interleukin-2 (IL-2).

“Ben Venue Agreement” means the agreement with Ben Venue Laboratories Inc as at Appendix 1.

“Ceplene” means any chemical composition comprising or containing histamine dihydrochloride (2-(3H-imidazol-4-yl)ethylnamine dihydrochloride).

“Ceplene Assets” means all the assets transferred to Meda by EpiCept pursuant to the Asset Purchase Agreement.

“Confidential Information” means any confidential and proprietary information and materials, patentable or otherwise of a party (including, trade secrets, know-how, inventions or discoveries, formulae, methods, materials, processes, techniques and information relating to a party’s past, present and future marketing, financial, and research and development activities of any product or potential product or useful technology of the party and the pricing thereof in any form (written, oral, photographic, electronic, magnetic, or otherwise), which is disclosed or made available by that party to the other party or otherwise received or accessed by a party in the course of performing its obligations or exercising its rights under this Agreement.

“Control” shall mean, with respect to any Information, patents or other intellectual property rights, possession by a party of the right, power and authority (whether by ownership, license or otherwise) to grant access to, to grant use of or to grant a license or a sublicense to such Information, patents or intellectual property rights without violating the terms of any agreement or other arrangement with any third party.

“Consultant” shall mean those individuals provided by EpiCept pursuant to Clause 4.1 to perform the Transitional Services.

“Derivative” shall mean, with respect to Ceplene, any metabolite, prodrug, hydrate, solvate, conjugate, salt, crystal form, ester, enantiomer, isomer or polymorph of Ceplene.

“EMA” means the European Medicines Agency or any successor entity thereof performing similar functions.

“EpiCept Improvements” means Improvements developed, acquired or Controlled by or on behalf of EpiCept or its Affiliates or sublicensees through its participation (if any) in the Post Approval Commitments.

“EpiCept Retained Rights” means all Technology not otherwise sold to Buyer under the Asset Purchase Agreement, including all EpiCept Improvements to the extent specifically relating to the Product in the EpiCept Territory and EpiCept’s right in any Joint Improvements, under the Control of EpiCept at the Effective Date or arising through its participation (if any) in the Post Approval Commitments.

“EpiCept Territory” means all countries, excluding the Meda Territory.

“GMP” means current good manufacturing practice as promulgated under and in accordance with the EMEA regulations and Commission Directive 2003/94/EC and applicable ICH guidelines as each may be amended from time to time, or any successors thereto.

“Governmental Entity” means the United States or other country government, the government of any of the states constituting the United States or any provinces or regions of any other country, any municipality and any other national or provincial or regional government, and all of their respective branches, departments, agencies, instrumentalities, non-appropriated fund activities, subsidiary corporations or other subdivisions.

“Improvements” shall mean any and all developments, inventions or discoveries relating to the Technology developed or acquired by, or under the Control of, a party and shall include such developments intended to enhance the safety, efficacy or uses (including additional indications) of the Product.

“Information” shall mean tangible and intangible techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results, descriptions and compositions of matter.

“Intellectual Property Rights” means inventions, discoveries and/or improvements, patents, patent applications, trademarks, trade names, service marks, copyrights, creative works, derivative works, moral rights, trade secrets, proprietary information, rights to use, industrial designs and other types of equivalent protection anywhere in the world and proprietary materials (including chemical and biological materials).

“Joint Improvements” means Improvements developed, acquired or Controlled jointly by or on behalf of the parties or their respective Affiliates or permitted sublicensees at the Effective Date or arising through either party’s participation (if any) in the Post Approval Commitments.

“Know-How” shall mean all Information owned or Controlled by a party that is necessary or useful for the registration, development, promotion, marketing, sale or distribution of Product.

“Marketing Authorisation” means the marketing authorisation in exceptional circumstances in respect of Ceplene granted by the European Medicines Agency and the Orphan Drug Designation for Ceplene.

“Meda Improvements” means Improvements developed, acquired or Controlled by or on behalf of Meda, its Affiliates or sublicensees through its participation (if any) in the Post Approval Commitments.

“Meda Pharma SARL” shall mean Meda Pharma SARL, a company incorporated under the laws of Luxembourg (RC Luxembourg B157784) having its head office and registered address at 43 Avenue John Fitzgerald Kennedy, L-1855 Luxembourg, Grand-Duchy of Luxembourg

“Meda Territory” means the countries listed in Schedule 2.

“Meda Technology” means all Technology assigned by EpiCept to Meda pursuant to the Asset Purchase Agreement together with all Meda Improvements to the extent specifically relating to the Product and Meda’s right in any Joint Improvements, under the Control of Meda, through its participation (if any) in the Post Approval Commitments, and the Trial Results.

“Patents” shall mean the patents set out in Schedule 3 and any patents owned or Controlled by EpiCept or any of its Affiliates at the Effective Date, immediately prior to the execution of the Asset Purchase Agreement, that, in the absence of a license thereunder, would be infringed by the development, use, sale, offer for sale or import of Product in the Meda Territory or EpiCept Territory or the manufacture of Ceplene or the Product anywhere in the world.

“Person” means and includes an individual, a corporation, a partnership, a limited liability company, a limited liability partnership, a joint venture, a trust, an unincorporated association, a Governmental Entity or any other entity, wherever located or organized.

“Pharmacovigilance Agreement” means the Pharmacovigilance Agreement effective April 1, 2010 between GmbH and Meda.

“Piramal Agreement” means the agreement with Piramal Healthcare (Canada) Limited as at Appendix 2.

“Post Approval Commitments” means the post approval commitments regarding clinical studies EpiCept agreed to undertake, as set out in the grant of the Marketing Authorisation, dated 24 July 2008.

“Product” means a pharmaceutical product that is or contains (i) Ceplene and/or (ii) if relating to AML Remission Treatment only, Ceplene or a Derivative, and, in both cases, line and label extensions thereof, including all formulations, routes of administration and other Improvements made or acquired by EpiCept, in all cases, whether administered alone or in combination with other pharmaceutical products or active pharmaceutical ingredients.

“Regulatory Authority” shall mean any country, federal, supranational, state or local regulatory agency, department, bureau, court or other governmental or regulatory authority having the authority to regulate the development or marketing of pharmaceutical products in the Territory or any part thereof (e.g. the EMEA).

“Technology” shall mean the Patents and the Know How.

“Transitional Period” means the period commencing on the Effective Date and ending on the fifth (5th) year anniversary of the Effective Date.

“Transitional Services” means the transitional services set out in Schedule 1 to this Agreement.

“Trial” means the clinical trial “An open label, multicenter study of the effects of remission maintenance therapy with Ceplene (Histamine Dihydrochloride), given in conjunction with low-dose Interleukin-2 (IL2, Proleukin), on immune response and minimal residual disease (MRD) in adult patients with acute myeloid leukaemia (AML) in first complete remission (CR1)” (Protocol EPC2008-02).

“Trial Results” means the results of the Trial supplied by ICON Clinical Research Limited (“ICON”) to Meda pursuant to a services agreement dated 2 April 2009 between Corp and ICON, under which ICON conducts the Trial, such agreement being assigned to Meda pursuant to the Asset Purchase Agreement.

1.2	Rules of Construction.

References in this Agreement to any gender shall include references to all genders.

Unless the context otherwise requires, references in the singular include references in the plural and vice versa.

References to a party to this Agreement or to other agreements described herein means those Persons executing such agreements.

The words “include”, “including”, “includes” or “in particular” shall be deemed to be followed by the phrase “without limitation” or the phrase “but not limited to” in all places where such words appear in this Agreement.

This Agreement is the joint drafting product of EpiCept and Meda and each provision has been subject to negotiation and agreement and shall not be construed for or against either party as drafter thereof.

2 TECHNOLOGY COOPERATION

2.1	Licences. The parties hereby grant the following licences:

EpiCept hereby grants to Meda an exclusive, perpetual, royalty free, licence under the EpiCept Retained Rights to develop, use, sell, have sold, offer for sale, import, register, promote, market and distribute Products in the Meda Territory. This licence shall include the right to grant and authorize sublicences (the “EpiCept Licence”); and

Meda hereby grants to EpiCept an exclusive, perpetual, royalty free, licence under the Meda Technology to develop, use, sell, have sold, offer for sale, import, register, promote, market and distribute Products in the EpiCept Territory. This licence shall include the right to grant and authorize sublicences (the “Meda Technology Licence”).

EpiCept hereby grants to Meda a non-exclusive, perpetual, royalty free, licence under the EpiCept Retained Rights to make or have made Ceplene or Products anywhere in the world for the sale of such Ceplene or Products in the Meda Territory. This licence shall include the right to grant and authorize sublicences, without further reference to EpiCept (the “EpiCept Manufacturing Licence”); and

Meda hereby grants to EpiCept a non-exclusive, perpetual, royalty free, licence under the Meda Technology to make or have made Ceplene or Products anywhere in the world for the sale of such Ceplene or Products in the EpiCept Territory. This licence shall include the right to grant and authorize sublicences, without further reference to Meda (the “Meda Manufacturing Licence”).

2.2	Cooperation. On written request each party shall provide the other with all information, and copies of such documentation, as may reasonably be requested by the other party in relation to exercising its rights under respectively the EpiCept Licence, Meda Technology Licence, EpiCept Manufacturing Licence or the Meda Manufacturing Licence.

2.3	Exclusion. Save as expressly set out in this Clause 2 or Clause 3 neither party grants to the other party any right, interest or licence in respect of its Intellectual Property Rights, including, for the avoidance of doubt, any Improvements or Know How arising after the Effective Date.

2.4	Disclaimer. Except as expressly set forth in this Agreement, THE EPICEPT RETAINED RIGHTS AND MEDA TECHNOLOGY RIGHTS PROVIDED HEREUNDER ARE PROVIDED “AS IS,” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN CONNECTION WITH CEPLENE OR THE PRODUCTS.

3 SUPPLY AND REGULATORY COOPERATION

3.1	Ceplene Supply Obligations. At EpiCept’s request Meda shall, during the Transitional Period only use its commercially reasonable efforts to supply to EpiCept, Ceplene or Product supplied to Meda by Ben Venue under the purchase order assigned to Meda pursuant to the Asset Purchase Agreement or from Meda’s qualified, EU-approved Ceplene or Product manufacturer subject to the following:

The supply shall be at Meda’s fully allocated cost of goods to Meda plus forty percent (40%), with payment to be made before any product is ordered from a Third Party by Meda (or shipped to EpiCept if already in stock with Meda). Meda shall be under no further obligation under this Section 3.1 until payment is received.

Subject to the other provisions of this Section 3.1:

3.1.1.1	Where supply is made from Ceplene or Product supplied to Meda by EpiCept under the Asset Purchase Agreement it shall be made on the same terms and subject to the same rights and obligations assigned to Meda under the relevant contracts assigned to Meda under the Asset Purchase Agreement; and

3.1.1.2	Where supply is from Ceplene or Product supplied to Meda under agreements with any other manufacturer, it shall be made on terms and conditions as if EpiCept were assigned Meda’s rights and obligations under the relevant supply agreement.

EpiCept shall not be entitled to acquire any of Meda’s EU QP released stocks of Ceplene or Product transferred to Meda under the Asset Purchase Agreement.

Meda’s obligation to use commercially reasonable efforts to supply Ceplene or Product that is manufactured after the Effective Date will be subject to the following:

3.1.1.3	EpiCept shall give Meda as much notice of its requirements as reasonably possible. Where, in Meda’s absolute discretion it considers that it has sufficient stock of Ceplene or Product on hand to meet EpiCept’s requirement without compromising its own requirements for Ceplene or Product (including the holding of a sufficient safety stock), Meda may supply Ceplene or Product from its inventory;

3.1.1.4	the cost of supply shall be Meda’s fully allocated cost of goods plus forty percent (40%), such payment to be made in advance of Meda placing an order with any supplier;

3.1.1.5	Meda shall use its commercially reasonable efforts (subject to any limitations on Meda and compliance with any forecasting provisions) to include EpiCept’s requirements in the next order Meda makes following the receipt of a contractually binding request and payment from EpiCept. It shall be in Meda’s absolute discretion whether it shall make a separate order on behalf of EpiCept; and

3.1.1.6	Whilst Meda shall make available a copy of any related manufacturing, testing and QP release records Meda has in it is possession, Meda shall have no responsibility whatsoever for the release of Ceplene or Product for the markets where the relevant product is to be used of the Ceplene or Licensed Products to be supplied to EpiCept hereunder.

All Ceplene and Products supplied under this Agreement are supplied on an “as is” basis and Meda shall have no liability whatsoever for delays or defects in any products supplied under this Agreement or for any acts or omissions of Piramal Healthcare (Canada) Limited’s, Ben Venue Laboratories, or any other manufacturer from which Meda orders Ceplene or Products on EpiCept’s behalf, including, in respect of any failure to supply or for defects in materials supplied. Meda’s entire liability for a particular shipment of Ceplene or Product supplied shall be limited to the payment received by Meda in respect of the amount supplied, or to be supplied, to EpiCept in that shipment.

Meda shall use its commercially reasonable efforts provide reasonable assistance, at EpiCept’s cost, to seek to enable an agreement to be entered into between EpiCept and any third party manufacturer of Ceplene engaged by Meda and holding a GMP licence approved by the European Medicines Agency.

In any case all supply of Ceplene and Product shall be deemed to have taken place outside the Meda Territory and is subject to the condition that any materials so provided to EpiCept may only be used, sold or delivered in the EpiCept Territory.

At EpiCept’s reasonable request within the last year of the Transitional Period, Meda shall meet with EpiCept to discuss the continued supply of Ceplene and/or Product to EpiCept provided always that any obligation to continue to supply shall be in Meda’s absolute discretion and subject to the signature of a written supply agreement between the Parties.

3.2	Supporting Information for Ceplene Supply Obligations. On reasonable request by EpiCept (such request stating what information is required in reasonable detail), Meda shall, at EpiCept’s reasonable cost, provide or seek to procure that EpiCept shall receive a copy of relevant related information in respect of any Ceplene or Product EpiCept acquires pursuant to Clause 3.1, including copies any applicable GMP supporting documents such as batch records, packaging records, QP release documents, certificates of analysis and stability data for purposes of facilitating compliance with applicable GMP regulations by EpiCept or its actual or potential licensees of Ceplene in the EpiCept Territory.

3.3	Regulatory Filing Cooperation. The parties shall provide each other with information relating to any filings by the relevant party, its Affiliates or licensees relating to Ceplene or Product with any Regulatory Authority inside or outside its exclusive territory, including, in connection with:

the Post-Approval Commitments;

any serious adverse events, periodic safety update reports or chemistry; manufacturing and control data;

all variations to any Regulatory Approvals for Ceplene; and

any other Information which may reasonably be required for submission to a Regulatory Authority.

3.4	Pharmacovigilance Cooperation. The parties shall collect and exchange pharmacovigilance data regarding the Product sufficient to permit each party to comply with its regulatory and other legal obligations in its respective exclusive territory pursuant to the Pharmacovigilance Agreement, which shall remain in full force and effect.

4 TRANSITIONAL SERVICES

4.1	Transitional Services. EpiCept shall provide to Meda such Transitional Services, as may be requested in writing by Meda from time to time during the Transitional Period. All Transitional Services shall be performed on a consultancy basis by Consultants provided by EpiCept.

4.2	Diligence. EpiCept shall procure that each Consultant shall:

possess sufficient, experience, knowledge and skills to perform the Transitional Services;

co-operate with Meda and comply with all reasonable requests and instructions provided by Meda from time to time;

5
provide all assistance and knowledge that is reasonably requested of him or her; and
use all reasonable skill and care in promptly supplying the Transitional Services; and
comply with all applicable laws and regulations.
CONSIDERATION FOR TRANSITIONAL SERVICES

5.1	Consideration for Transitional Services. In consideration of the supply by EpiCept of the Transitional Services, Meda shall pay EpiCept for the time spent by the Consultant(s) in providing the Transitional Services. The rate payable for the Consultant’s time shall be calculated at the rate of two hundred fifty US dollars (US$250) per hour per Consultant, up to an aggregate of two thousand US dollars (US$2,000) per day per Consultant (the “Charges”).

5.2	VAT. The Charges are exclusive of any value added tax or other applicable taxes or duties (except corporation tax or other taxes on profit), for which Meda shall be additionally liable.

5.3	Invoicing. EpiCept shall invoice the Charges to Meda on a monthly basis in arrears, each invoice itemising the Charges for each Transitional Service and the value added tax thereon (if applicable). Where third party costs in excess of one thousand US dollars (US$1,000) per service need to be incurred to complete the Transitional Services, EpiCept shall seek the prior written consent of Meda, only those third party costs consented to in advance by Meda in writing may be recharged, at cost price, to Meda. The invoice shall detail any such third party costs and the basis of apportionment (if any). Meda shall pay the Charges within forty five (45) days of the date of receipt of the relevant invoice.

5.4	Records. EpiCept shall:

keep, or procure that there are kept on its behalf, true and accurate records and accounts of all Transitional Services rendered, and third party costs incurred, in sufficient detail to enable the amount of the Charges to be verified by Meda; and

no later than five (5) days after any request made, from time to time, by Meda, provide to Meda or its agent copies of the records and accounts referred to in Clause 5.4.1.

6 GENERAL COOPERATION

6.1	Further Assurance. EpiCept and Meda will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things, necessary, proper or advisable under applicable laws to consummate and make effective the transfer of the Trial and the Ceplene Assets. In particular, each party shall do, or procure the doing of, all acts and things, and execute, or procure the execution of, all documents, as may reasonably be required to give full effect to this the transfer of the Trial and the Ceplene Assets and the provisions of this Agreement.

7 CONFIDENTIALITY

7.1	Confidentiality Undertaking. Either party shall not, directly or indirectly, publish, disseminate or otherwise disclose, deliver or make available to any person outside its organisation any of the other party’s Confidential Information or use the other party’s Confidential Information for any purpose other to exercise its rights as set out in this Agreement without the prior written consent of the other party.

7.2	Permitted Disclosure. Either party may disclose the other party’s Confidential Information to its representatives who need to receive such Confidential Information pursuant to enable the disclosing party to exercise its rights pursuant to this Agreement provided such representatives are bound to protect such Confidential Information by obligations of confidentiality, non-disclosure and non-use at least as stringent as those contained in this Agreement.

7.3	Exclusions. The above provisions of confidentiality, non-disclosure and non-use will not apply to that part of the Confidential Information, which the receiving party is able to demonstrate by documentary evidence:

was fully in possession of the receiving party prior to receipt from the disclosing party and was not acquired directly or indirectly from the disclosing party or any of its representatives;

was in the public domain at the time of receipt from the disclosing party; or becomes part of the public domain through no fault of the receiving party or any of its representatives;

is lawfully received by the receiving party on a non-confidential basis from a third party having a right of further disclosure;

is developed by the receiving party without reference to the disclosing party’s Confidential Information; or

is required by any applicable laws or regulatory body to be disclosed, provided that the party required to make the disclosure provides prior written notice of such disclosure to the other party, to the extent legally permissible, and limits disclosure to that portion of the Confidential Information which it is legally required to disclose.

8 MISCELLANEOUS

8.1	Headings and References. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation. Any reference in this Agreement to a Clause, Schedule or Appendix, unless it clearly refers to another instrument, means the specified Clause, Schedule or Appendix of this Agreement.

8.2	Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability.

8.3	Expenses. Except as otherwise expressly provided herein, each of EpiCept and Meda shall be responsible for its own expenses whether or not the Transactions are consummated.

8.4	Notices. Any notice to be given under this Agreement must be in writing and delivered either in Person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, five (5) days after the date of postmark; or (c) if delivered by express courier, the next business day the courier regularly makes deliveries in the country of the recipient.

If to Meda, to:

Meda AB
Pipers Väg 2A
Box 906 SE-170 09
Solna, Sweden
Facsimile: +46 8 630 1919
Attention: Anders Lönner

With a copy to:

Reed Smith LLP
The Broadgate Tower
20 Primrose Street
London EC2A 2RS England
Attention: John Wilkinson, Esq.
Telephone: +44(0)2031163640
Facsimile: +44(0)2031163999

If to EpiCept to:

EpiCept Corporation
777 Old Saw Mill Road
Tarrytown, NY  10591 USA
Attention: Jack Talley
Telephone: +1-914-606-3500

Facsimile: +1-914-606-3501

With a copy to:

Eilenberg & Krause LLP
11 East 44th Street, 19th Floor
New York, New York 10017 USA
Attention: Adam Eilenberg, Esq.
Telephone: +1-212-986-9700
Facsimile: +1-212-986-2399

8.5	Waiver; Consents. The failure by any party to exercise any right under, or to object to the breach by any other party of any term, provision or condition of, this Agreement shall not constitute a waiver thereof and shall not preclude such party from thereafter exercising that or any other right, or from thereafter objecting to that or any prior or subsequent breach of the same or any other term, provision or condition of the Agreement. Any consent granted pursuant to this Agreement shall be in writing, executed by the Person authorized by the consenting party to receive notices, and shall be a consent only to the transaction, act or agreement specifically referred to in the consent and not to other similar transactions, acts or agreements.

8.6	Assignment. This Agreement shall not be assigned by any party without the prior written consent of the other party, provided however, that:

Meda Pharma SARL shall be entitled to the benefit of this Agreement equally with Meda;

Meda may assign this Agreement to any Affiliate of Meda; and

Either Party may assign the benefit and burden of this Agreement to any acquiror of all or substantially all of the business or assets to which this Agreement relates if such acquiror confirms and acknowledges the obligations of the assigning Party under this Agreement.

Any attempted assignment in contravention with the foregoing shall be void. This Agreement shall be binding on and inure to the benefit of the parties hereto, their successors and any permitted assigns.

8.7	Governing Law. This Agreement and any disputes, claims, or actions related thereto shall be governed by and construed in accordance with the laws of the State of New York, USA, without regard to the conflicts of laws provisions thereof with the exceptions of Sections 5-1401 and 5-1402 of the New York General Obligations Law.

8.8	Parties Interest. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing contained in this Agreement, express or implied, shall give any other Person any legal or equitable right, remedy or claim under or with respect to this Agreement except as expressly provided.

8.9	Dispute Resolution. Any dispute arising under or relating to the parties rights and obligations under this Agreement will be referred to the Chief Executive Officer of Corp and the Chief Executive Officer of Meda for resolution (the “Authorized Officers”). Each Authorized Officer shall appoint two additional authorized representatives of such party to serve as a member of a Dispute Resolution Committee (the “DRC”). In the event of a dispute, the DRC shall meet and attempt, in good faith, to resolve such dispute. If the DRC is unable to resolve such dispute within thirty (30) days of such dispute being referred to them, then, upon the written request of either party to the other party, the dispute shall be subject to arbitration, as provided in Section 8.10.

8.10	Arbitration.

Claims. Any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement that is not resolved pursuant to Section 8.9 within the required thirty (30) day period, including without limitation, any action or claim based on tort, contract, or statute, or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement (“Claim”), shall be resolved by final and binding arbitration before a panel of three neutral experts with relevant industry experience. The arbitration proceeding shall be administered by the American Arbitration Association (the “AAA”) in accordance with its then existing International Arbitration Rules, and the panel of arbitrators shall be selected in accordance with such rules. The arbitration shall be conducted in English, and shall be held in New York, New York, USA.

Arbitrators’ Award. The arbitrators shall, within fifteen (15) days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The decision or award rendered by the arbitrators shall be final and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction. The arbitrators shall be authorized to award compensatory damages, but shall NOT be authorized (i) to award non-economic damages, (ii) to award punitive damages, or (iii) to reform, modify or materially change this Agreement or any other agreements contemplated hereunder; provided, however, that the damage limitations described in parts (i) and (ii) of this sentence will not apply if such damages are statutorily imposed.

Costs. Each party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, the arbitrators shall be authorized to determine whether a party is the prevailing party, and at their discretion, to award to that prevailing party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges and travel expenses), and/or the reasonable fees and costs of the AAA and the arbitrators.

8.11	Court Actions. Nothing contained in this Agreement shall deny either party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, including without limitation relating to the violation of the confidentiality provisions of Section 7.1 hereof, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding. In addition, either party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patents or other intellectual property rights, and no such matter shall be subject to arbitration pursuant to Section 8.10.

8.12	Continued Performance. The parties agree to continue performing under the Agreement in accordance with its provisions, pending the final resolution of any dispute.

8.13	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but such counterparts shall together constitute one and the same Agreement.

8.14	Entire Agreement; Amendments. This Agreement constitutes the entire understanding among the parties hereto with respect to the subject matter contained herein and supersedes any prior understandings and agreements among them respecting such subject matter. This Agreement may be amended, supplemented, and terminated only by a written instrument duly executed by EpiCept and Meda. Each of Meda and EpiCept recognizes that the liability and remedy provisions of this Agreement are material to the Agreement and have been bargained for and are reflected in the mutual promises and agreements set forth in the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers on the date first above written.

EPICEPT EPICEPT CORPORATION By: Name: Title:	EPICEPT GMBH By: Name: Title:
MEDA AB By: Name: Title:

SCHEDULE 1

TRANSITIONAL SERVICES

Transitional Service / Description

Manufacturing Support

Supporting the transition of manufacturing from third party suppliers to Meda or other third party suppliers of Meda’s choosing.

Transfer of the Trial and Post Approval Commitments

Supporting the transfer of the Trial to Meda. In particular:

(i) assisting with all regulatory filings to enable Meda to take on the role of sponsor of the Trial; and

(ii) assisting with the transfer of site agreements, in respect of the Trial, to Meda.

Transfer of Marketing Authorisation

Supporting the transfer to Meda of the Marketing Authorisation. In particular, assisting with all regulatory filings in respect of such transfer provided always that this shall not reduce or remove EpiCept’s obligations under any further assurance clauses in the Asset Purchase Agreement (including Sections 5.9 and 8.7 of the Asset Purchase Agreement) or this Agreement (including Clause 6.1 of this Agreement).

Transfer of Ceplene Assets

Supporting the transfer of the Ceplene Assets to Meda, to ensure that Meda obtains and can exercise all rights in respect of the Ceplene Assets. In particular, transferring such technical know-how as is required to enable Meda to exploit the Ceplene Assets provided always that this shall not reduce or remove EpiCept’s obligations under any further assurance clauses in the Asset Purchase Agreement (including Sections 5.9 and 8.7 of the Asset Purchase Agreement) this Agreement (including Clause 6.1 of this Agreement) or any of the agreements assigning any patents, trademarks or other intellectual property to Meda or any of its Affiliates.

SCHEDULE 2

MEDA TERRITORY

Europe
Albania
Andorra
Austria
Belarus
Belgium
Bosnia-Herzegovina
Bulgaria
Croatia
Cyprus
Czech Republic
Denmark
Estonia
Finland
Former Yugoslav Republic of Macedonia
France
Germany
Greece
Hungary
Iceland
Ireland
Italy
Latvia
Liechtenstein
Lithuania
Luxembourg
Malta
Moldova
Monaco
Montenegro
Norway
Poland
Portugal
Romania
Russia
San Marino
Serbia
Slovakia
Slovenia
Spain
Sweden
Switzerland
The Netherlands
The United Kingdom
Turkey
Ukraine
Vatican City

Other Countries

Australia Georgia Hong Kong India Indonesia People’s Republic of China Philippines Qatar Republic of China (Taiwan) Saudi Arabia Singapore South Korea Thailand United Arab Emirates	Japan Kuwait Malaysia New Zealand Oman Pakistan